Exhibit 99.1

Independence Contract Drilling, Inc. Announces Commencement of Trading on the OTCQX Best Market under the Symbol ICDI Effective August 29, 2024

HOUSTON, TEXAS, August 28, 2024 / PRNewswire/ – Independence Contract Drilling, Inc. (the “Company” or “ICD”) announced today the expected move of trading of the Company's Common Stock to the OTCQX Best Market from the New York Stock Exchange ("NYSE"). The Common Stock is expected to begin trading on the OTCQX Best Market under ticker symbol "ICDI" upon the opening of trading on August 29, 2024. The move from the NYSE is precipitated from the Company’s average market capitalization, or total trading value, falling below the $15 million threshold over a 30 trading-day period that is required to remain in compliance with the NYSE's listing standards.

Existing stockholders will find the Company’s common stock quoted on the OTCQX Best Market without any further action needed. For quotes or additional information on the OTCQX Best Market, please visit otcmarkets.com.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211